Exhibit 1

CERTIFICATE OF INCORPORATION

ON CHANGE OF NAME

Company No. 4031152

The Registrar of Companies for England and Wales hereby certifies that

NATIONAL GRID GROUP PLC

having by special resolution changed its name, is now incorporated under the name of

NATIONAL GRID TRANSCO PLC

Given at Companies House, Cardiff, the 21st October 2002